Exhibit 4.2

Description of Registrant’s Securities

Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

The following summary of the material terms and provisions of Belpointe PREP, LLC’s (“we,” “us,” “our” or the “Company’s”) Class A units (the “Class A Units”), Class B units (the “Class B Units”) and Class M unit (the “Class M Unit”) representing limited liability company interests in the Company does not purport to be complete and is qualified in its entirety by reference to certain relevant provisions of the Delaware Limited Liability Company Act (the “Act”) and our Amended and Restated Limited Liability Company Operating Agreement (the “Operating Agreement”), which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.

General

Our Operating Agreement authorizes our board of directors (the “Board”) to issue an unlimited number of additional units and an unlimited number of preferred units (the “Preferred Units”) and options, rights, warrants and appreciation rights relating to such units for consideration or for no consideration and on such terms and conditions as determined by our Board, in its sole discretion, without the approval of any of our members (the “Members”). These additional securities may be used for a variety of purposes, including in future offerings to raise additional capital, acquisitions, and employee benefit plans.

Our Operating Agreement currently authorizes the issuance of an unlimited number of Class A Units, 100,000 Class B Units and one Class M Unit. Our Manager, Belpointe PREP Manager, LLC (the “Manager”), currently hold all of the issued and outstanding Class B Units and the Class M Units.

Class A Units

Upon payment in full of any consideration payable with respect to our Class A Units the holders of such Class A Units will not be required to make any additional capital contributions to us with respect to such Class A Units (except as otherwise required by Sections 18-607 and 18-804 of the Act). Class A Units are not entitled to preemptive, redemption or conversion rights.

Voting Rights

Holders of Class A Units are entitled to one vote per Class A Unit held of record on all matters submitted to a vote of our members. Generally, all matters to be voted on by our member must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by the members present in person or represented by proxy at a meeting of members, voting together as a single class.

Distribution Rights

Holders of Class A Units will share ratably (based on the number of Class A Units held) in any distribution authorized by our Board out of funds legally available for distributions, subject to any statutory or contractual restrictions on distributions and to any restrictions on distributions imposed by the terms of any outstanding Preferred Units.

Liquidation Rights

Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Units having liquidation preferences, if any, the holders of our Class A Units and any other equity securities we may subsequently issue that are pari passu with our Class A Units will be entitled to receive our remaining assets available for distribution in proportion to the Class A Units and other equity securities held by them as of a record date determined by the liquidator.

Other Matters

Under our Operating Agreement, in the event that our Board determines that we should seek relief pursuant to Section 7704(e) of the U.S. Internal Revenue Code of 1986, as amended, to preserve our status as a partnership for federal (and applicable state) income tax purposes, we and each of our members will be required to agree to adjustments required by the tax authorities, and we will pay such amounts as required by the tax authorities to preserve our status as a partnership.

Class B Units

All of our Class B Units are held by our Manager. Class B Units are not entitled to preemptive, redemption or conversion rights.

Voting Rights

Holders of Class B Units are entitled to one vote per Class B Unit held of record on all matters submitted to a vote of our members. Generally, all matters to be voted on by our member must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by the members present in person or represented by proxy at a meeting of members, voting together as a single class.

Distribution Rights

Holders of our Class B Units are entitled to 5% of any gains recognized by or distributed to the Company or recognized by or distributed from our operating companies or any subsidiary. As a result, any time we recognize an operating gain (excluding depreciation) or receive a distribution, whether from continuing operations, net sale proceeds, refinancing transactions or otherwise, holders of our Class B Units are entitled to receive 5% of the aggregate amount of such gain or distribution, regardless of whether the holders of our Class A Units have received a return of their capital. The allocation and distribution rights that holders of our Class B Units are entitled to may not be amended, altered, or repealed, and the number of authorized Class B Units may not be increased or decreased, without a supermajority vote of the holders of Class B Units, voting separately as a single class. Our Manager will continue to hold our Class B Units even if we terminate or elect not to renew the management agreement. Accordingly, for so long as our Manager continues to hold our Class B Units, it will be entitled to receive 5% of the aggregate amount of any operating gain (excluding depreciation) that we recognize or distribution that we receive.

Liquidation Rights

Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Units having liquidation preferences, if any, the holders of our Class B Units will be entitled to receive any accrual of gains or distributions otherwise distributable pursuant to their Class B Units.

Class M Unit

The Class M Unit is held by our Manager, and our Manager, or an affiliate of our Manager, will continue to hold the Class M Unit for so long as it remains our manager. If our Manager or an affiliate of our Manager is no longer our manager, the Class M Unit will automatically be forfeited, terminated, and cancelled.

The Class M Unit is not entitled to preemptive, redemption or conversion rights.

Voting Rights

The holder of the Class M Unit is entitled to that number of votes equal to the product obtained by multiplying (i) the sum of the aggregate number of outstanding Class A Units plus Class B Units, by (ii) ten, on matters on which the holder of our Class M Unit has a vote. Generally, all matters to be voted on by our members must be approved by a majority of the votes entitled to be cast by the members present in person or represented by proxy at a meeting of members, voting together as a single class. Accordingly, our Manager will be able to determine the outcome of all matters on which a holder of our Class M Unit has a vote. Such matters include certain mergers and acquisitions, certain amendments to our Operating Agreement and the election of one Class III director.

Distribution Rights

The Class M Unit does not represent an economic interest in the Company. Class M Unit does not have any right to receive distributions.

Liquidation Rights

Upon our liquidation, dissolution or winding up, the holder of our Class M Unit does not have any right to receive distributions in respect of its Class M Unit.

Preferred Units

Under our Operating Agreement, our Board may from time to time establish and cause us to issue one or more classes or series of Preferred Units and set the designations, preferences, rights, powers and duties of such classes or series. Accordingly, our Board, without Member approval, may issue Preferred Units with voting, conversion or other rights that could adversely affect the voting and other rights of the holders of our Class A Units.

We could issue a series of Preferred Units that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our Class A Units might believe to be in their best interests or in which holders of our Class A Units might receive a premium for their Class A Units over the net asset value of our Class A Units.